EXHIBIT 10.4

                                  AGREEMENT


 The following Agreement is made and entered into this 24th day of November, 2004, by, between, and among Associates Funding Group ("AFG"), CMLP Group Ltd. ("CMLP") and Best Circuit Boards, Inc. ("BCB") (sometimes collectively referred to as the "Parties").

 WHEREAS, Integrated Performance Systems, Inc. ("IPS") and BCB have entered into an Agreement and Plan of Merger dated October 22, 2004 in which BCB will become a wholly owned subsidiary of IPS (the "Merger Transaction").

 WHEREAS, the Parties mutually agree that it is in their best interest and in the best interest of the Merger Transaction if the number of outstanding shares of stock in IPS is reduced prior to the close of the Merger Transaction.

 WHEREAS, D. Ronald Allen ("Allen") and IPS (as Transferors) executed a "Stock Escrow and Security Agreement" with Brad Jacoby and Best Circuit Boards, Inc. (as Transferees) on September 16, 2004, in which Transferors transferred all shares of common stock held in IPS by Allen or entities affiliated with Allen, specifically including AFG and CMLP, into escrow as security for the payment of certain liabilities.

 WHEREAS, the Parties wish to clarify their agreement regarding the giveback of outstanding shares into the treasury of IPS.


 NOW, THEREFORE, in consideration of the premises stated herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do mutually agree as follows:


 S1. AFG to Give Back Shares - AFG hereby agrees to transfer five million seven hundred seventy-seven thousand four hundred eighty-three (5,777,483) shares of IPS back into the treasury of IPS immediately prior to the closing of the Merger Transaction.

 S2. CMLP to Give Back Shares - CMLP hereby agrees to transfer two million eight hundred fifty-six thousand five hundred seventeen (2,856,517) shares IPS back into the treasury of IPS immediately prior to the closing of the Merger Transaction.

 S3.  No Effect of Agreement on Stock Escrow and Security Agreement -
 This Agreement in no way affects the Stock Escrow and Security Agreement originally executed on September 16, 2004, and subsequently modified by an addendum executed of even date herewith. In particular, this Agreement does not obviate the requirement that Allen deposit 75% of his total holdings into escrow, whether held individually or in the name of an entity of which Allen is a shareholder, partner, member, or other equity stakeholder. The shares transferred to the treasury pursuant to this Agreement shall not be considered in computing the 75% of holdings to be deposited into escrow as described.


 SIGNED this the 24th day of November, 2004.


 /s/ D. Ronald Allen                /s/ Brad Jacoby
 ------------------------------     ------------------------------
 Associates Funding Group           Best Circuit Boards, Inc.
 By:  D. Ronald Allen               By:  Brad Jacoby
 Its: President/Chairman            Its:  President/Chairman


 /s/ D. Ronald Allen
 ------------------------------
 CMLP Group, Ltd.
 By:  D. Ronald Allen
 Its:  President/Chairman